EXHIBIT 10.3



BIO:

Barry McFarland:

                  Director & Chief Financial Officer


Mr. McFarland has more than 30 years of experience including successful start-up, turnaround and fortune 500 companies with recent positions including CFO of a $120 million manufacturer of FDA-regulated consumer healthcare products; CEO/CFO for a publicly traded distributor of surgical equipment; Vice President of Finance and Administration for a software developer of foreign exchange trading systems; and, CFO of a consumer products company that was sold to Proctor & Gamble. With vast experience in the design and execution of both public and private financing structures and strategies to support mergers & acquisitions, McFarland has created and implemented internal development activities adding corporate value and fostering organic growth including direct experience with both private placements and asset- based lending agreements. Having significant experience in the set-up and operation of both direct and outsourced manufacturing and distribution for multiple industries, McFarland is accustomed to dealing with highly complex issues in rapidly changing environments. He is well acquainted with issues such as revenue recognition, investor relations and SEC reporting and compliance and has vast experience negotiating and executing technology licensing agreements, contract negotiations, systems implementation, and all aspects of operational and financial planning, reporting, control, risk and treasury management for both domestic and international operations.